New York Headquarters	Mr. Alexander E. Parker
1185 Avenue of the Americas, Floor 3	Senior Managing Director
New York, N.Y. 10036	E. alexander.parker@buxtonhelmsley.com
T. +1 (212) 951-1530
F. +1 (212) 641-4349

VIA REGISTERED U.S. POSTAL MAIL & ELECTRONIC MAIL
chair@sec.gov; commissionerlee@sec.gov; commissionerpeirce@sec.gov; commissionerroisman@sec.gov; commissionercrenshaw@sec.gov; board.directors@mnk.com; corporate.secretary@mnk.com; jane.m.leamy@usdoj.gov; info@odce.ie; marian_lynch@odce.ie; xana_mccarthy@odce.ie; suzanne_gunne@odce.ie; ian_drennan@odce.ie; aviel@deloitte.com; mperron@deloitte.ca; ipasquali@deloitte.com; jfoutty@deloitte.com; jucuzoglu@deloitte.com; kbowman@deloitte.com; achowdhury@deloitte.com; mcollins@deloitte.com; jdowning@deloitte.com; tdodum@deloitte.com; afeirn@deloitte.com; wfletcher@deloitte.com; cgiuliante@deloitte.com; griffin-hunter@deloitte.com; sjennings@deloitte.com; ckosal@deloitte.com; sporter@deloitte.com; isaif@deloitte.com; jsalzetti@deloitte.com; dsills@deloitte.com; gsimeone@deloitte.com; aweissenberg@deloitte.com; richard.daly@broadridge.com; chris.perry@broadridge.com; tim.gokey@broadridge.com; shareholder@broadridge.com;

October 20, 2021

U.S. Securities and Exchange Commission	Mr. Gary Gensler, Chairman
100 F Street, NE	Ms. Allison Herren Lee, Commissioner
Washington, D.C. 20549	Ms. Hester M. Peirce, Commissioner
Mr. Elad L. Roisman, Commissioner
Ms. Caroline Crenshaw, Commissioner

Former Directors - All Members	Ms. Joann Reed, Interim Director
Mallinckrodt Plc.	Mr. Carlos V. Paya, M.D., Ph. D., Interim Director
53 Frontage Road, Shelbourne Building	Mr. Angus Russell, Former Chairman
Hampton, N.J. 08827	Mr. J. Martin Carroll, Former Director
Mr. Paul R. Carter, Former Director
Mr. David Norton, Former Director
Ms. Anne C. Whitaker, Former Director
Mr. Mark Trudeau, Former Director
Mr. Kneeland Youngblood, Former Director
Mr. David Carlucci, Former Director
Ms. Stephanie Miller, Corporate Secretary

Deloitte Touche Tohmatsu Limited	Board of Directors, All Members
30 Rockefeller Plaza, 41st Floor	Mr. Anthony Viel, Chief Executive Officer
New York, N.Y. 10112	Mr. Marc Perron, Chief Client Officer
Mr. Iseo Pasquali, Chief Business and Financial Officer

Broadridge, Inc.	Mr. Richard Daly, Executive Chairman
1155 Long Island Avenue	Mr. Chris Perry, President
Edgewood, N.Y. 11717	Mr. Tim Gokey, Chief Executive Officer

Attn: Office of the Whistleblower
ENF-CPU (U.S. Securities & Exchange Commission)
14420 Albemarle Point Place, Suite 102
Chantilly, VA 20151-1750

Office of the Director of Corporate Enforcement	Ms. Marian Lynch
16 Parnell Square	Ms. Xana McCarthy, Investigator
Dublin 1	Ms. Suzanne Gunne, Enforcement Lawyer
D01 W5C2, Ireland	Mr. Ian Drennan, Director of Corporate Enforcement

Re:   Accounting Fraud, Bankruptcy Fraud, Insider Trading, Proxy Fraud, and Electoral Fraud - Mallinckrodt Plc.

Dear Chairman and Commissioners of the U.S. Securities and Exchange Commission (the "Commission"):

This letter is being included in a 13D filing under the security profile of Mallinckrodt Plc. (OTC: MNKKQ) (the "Company"), so that all investors can see that the heads of the U.S. Securities and Exchange Commission have been notified of the simply fantastic (and not in a positive way) scandal unfolding at the Company.  No matter the political position of yourselves related to the litigation the Company faces, I know you will agree that should not affect whether main street investors are victimized by any instance of corruption and fraud existing in the capital markets of the United States, by the powers of no one but the Company's board of directors and management.  The Buxton Helmsley Group, Inc. ("BHG") is calling on the Commission to preserve the integrity of the United States financial markets, which is at great risk if this board of directors and management are not halted in their tracks, and immediately.  BHG has taken its fiduciary duty as an investment advisory entity utmost seriously to fend off the corruption at hand, as best as possible with our resources available, and intervention is urgently required.  BHG sends this message to the Commission directly, after already having taken the step of filing a whistleblower report (that we do not see is being given any attention), as returning to the U.S. Bankruptcy Court will result in further harassment by the Company, with hypocritical claims of "unlawful disruption" by shareholders, when the Company has admitted democratic shareholder rights are statutorily protected at all times under Irish law (the Company failed to disclose this to the bankruptcy court at the time they wished to enjoin shareholder rights of "any person or entity", later privately admitting shareholder rights were protected, having already then-illegally enjoined all shareholder rights just before holding a shareholder meeting, in order to engage in electoral fraud), by those at the helm of the Company, in an attempt to get away with what will be one of the largest corporate heists and clusters of numerous instances and types of fraud, in the absence of anything but immediate intervention by the Commission.  BHG has been actively involved in this case for approximately a year, and the U.S. bankruptcy court does not seem to be phased by such alarming issues, however, that has been fueled by the Company's failure to disclose and be truthful about numerous issues as well, which will be detailed here, along with through the previous letters of BHG to the Company, to also be enclosed.  I will note that the enclosed fraudulent accounting issues/opinions have been doubly confirmed by forensic financial analysts consulted with by BHG for affirmation of opinion.  Directing parties to refer to multiple statements of financials at the same time, depending on your agenda that moment, is textbook financial fraud.

Directors and officers having engaged in insider trading on the undisclosed information, as detailed below:  Mark C. Trudeau (Largest Offender), Anne C. Whitaker, Kneeland Youngblood, Ian J. Watkins, Russell C. Angus, David R. Carlucci, David Y. Norton, Mark J. Casey (Chief Legal Officer), J. Martin Carroll, and Carlos V. Paya, M.D., Ph.D.

Very simply, the Company is now (after BHG having demanded answers and explanations through nearly a dozen letters, beginning even before the Company filed for chapter 11 protection on October 12, 2020):

  Accounting Fraud - Further understood by reading the October 14, 2021, letter included in BHG's October 15, 2021, 13D filing with the Commission, the Company is peddling multiple statements of financials, especially now that they have been pegged by BHG on, and are attempting to evade, imprisonable statutory violations of Irish law (in particular, the Companies Act of 2014, § 1111, requiring an extraordinary general meeting of the shareholders be called "within 28 days" of it being "known" to "a director" that net assets had dropped below half of paid-up share capital, for the purpose of coming up with a plan "to deal with the situation", authorized by those with the ultimate incentive of uncovering maximum value throughout the capital structure, for the benefit of all stakeholders; the shareholders).  They are referring stockholders to the balance sheet for a measure of net assets to rely on, as the Company feigns "hopeless insolvency" to the bankruptcy court, which - very simply, as we all know - means claimed knowledge that no net assets exist.  In short, the Company is now directing investors to rely on their certified, balance sheet in securities filings with the Commission (which certifies the existence of ~$1.017 billion in shareholder's equity) for a reliable measure of net assets, as they continue claiming no net assets exist in the bankruptcy court; multiple statements of financials being pushed, depending on the Company's agenda each moment.  In BHG's October 15, 2021, 13D filing (exhibit 99.2 of that filing, which the Commission should read immediately after this), BHG cited completely contradictory published legal opinions of senior partners at the same Ireland law firm as the partner who wrote BHG (that September 17, 2021, letter to BHG following below in that exhibit), to prove the Company's lawyers are conducting corrupted lip service to evade prison time (attempting to revert back to using the Commission-published financial statements again, instead of sticking with their statements of financials before the bankruptcy court); very simply, the Company's lawyers are now also conspiring in the peddling of fraudulent statements of financials to cover up the truth (their wildly varying statements of financials cannot all be true, and fictitious statements of financials are fraud, as we are all well aware).  BHG has demanded an explanation for claiming liabilities not even "probable" enough (pursuant to FASB ASC topic 450-20-25-2) from being accrued in the accounting records of the Company, being oppositely labeled and treated as more than "probable" in the bankruptcy court.  Very simply, were they committing accounting fraud to conceal more than "probable" liabilities while they negotiated a restructuring, with knowledge of no net assets, behind the backs of shareholders, in violation of the Companies Act of 2014, § 1111 (an imprisonable statutory violation), or bankruptcy fraud, falsely claiming less than "probable" liabilities to be "hopelessly" probable (fictious losses), to justify "hopeless insolvency" and secure a follow-on 10% Management Incentive Plan ("MIP") for post-reorganization insiders through a fictitious statement of financials and liability probabilities?  It is absolutely impossible to have multiple statements of liability probabilities and subsequent statements of financials - the Company gets one answer, and one answer only (and any other answers were a fraudulent statement of accounting, with some ulterior motive).  It should be noted that the Company, in March 2021, filed a lawsuit against BHG for publicly referencing the $11-30+/share equity valuation figure presented by a third-party expert witness during equity committee hearings, with the Company claiming BHG was "misleading" investors for referencing any positive measure of net assets for the benefit of shareholders, while the balance sheet (at that same time) was certifying the existence of ~$12.04/share in net assets, after subtraction of any "probable" enough liabilities requiring accrual in the Company's accounting records.  Now, after BHG has pegged them on the imprisonable statutory offense of the Companies Act of 2014, § 1111, the Company is referring investors (BHG) to that same balance sheet they labeled BHG as being "misleading" for referencing before, claiming that the net asset figure on the balance sheet is the statement of financials (not the statements they are giving in the bankruptcy court) which they wish for shareholders to now rely on for means of attempting to evade that imprisonable statutory violation of Irish law.  The Company continues to claim net assets are "hopelessly" nonexistent through their statements of financials in the bankruptcy court, while they are telling investors - at the same time - to reference the Company's wildly different balance sheet filed with the Commission, certifying the existence of ~$1.017 billion ($12.04/share) in net assets, for a measure of net assets to rely on, as they did in their September 17, 2021, letter to BHG.  So, I ask, which story is true?  The story on the certified, audited statement of financials, or the statements of financials and liability probabilities in the bankruptcy court? Are their contingent liabilities stemming from criminal conduct under the oversight of fiduciaries, including alleged Medicare fraud, hopelessly "probable", or are our fiduciaries innocent, as their balance sheet portrays, with those liabilities not even "probable" enough to be accrued due to their innocence?  If they are not innocent in the alleged criminal conduct under the direction of present leadership, then they lied to investors when they proclaimed innocence.  Are they lying now, are were they lying then (with Deloitte just standing by in silence as this Company is giving false statements of financials and liability probabilities one way or another)?  Just the same as depressing financials for purposes of avoiding taxes, while embellishing financials for the purposes of obtaining larger financing; peddling multiple statements of financials at the same time is textbook accounting and financial fraud.  Deloitte and Touche, the Company's auditors, were demanded to resign from the account of Mallinckrodt Plc. by BHG on September 24, 2021, and still stand by their clients' pushing and peddling multiple statements of financials, depending on their agenda at the moment.  Either Deloitte and the Company have conspired to fraudulently conceal more than "probable" liabilities from statements of financials filed with the Commission, or they are conspiring to perpetrate fraudulent statements of liabilities before the bankruptcy court (fictitious losses), for post-reorganization insiders to benefit from a 10% post-reorganization MIP in a lighter balance sheet, as the Company's board and management make such drastic varying statements of financials at the same time, treating liabilities as "probable" where it benefits their agenda, but not accruing such liabilities in the accounting records of the Company that are filed with the Commission (only the statements of financials filed with the bankruptcy court).  BHG gave Deloitte the opportunity to voluntarily resign, and they failed to do so, very simply, leaving it now willful conspiracy to engage in (Deloitte standing behind) false statements of financials, whether it is Deloitte's certified accounting records, or false statements of financials and liability probabilities by the Company's board and management that Deloitte is standing by complicity and turning a blind eye to.

  Bankruptcy Fraud - Beyond the Company continuing to claim net assets are "hopelessly" nonexistent, while contending behind closed doors that the certified balance sheet filed with the Commission, certifying $12.04/share in net assets, is correct to reference for an account of net assets belonging to shareholders, the Company restrained its entire shareholder base, citing further shareholder meetings would cause "irreparable harm", while fraudulently concealing from the U.S. Bankruptcy Court they would be statutorily required to, just two weeks after obtaining their shareholder injunction to cease such democratic processes that would cause such "irreparable harm", call a shareholder meeting, as statutorily required by the Companies Act of 2014, § 175.  The Company also failed to disclose that the Companies Act of 2014, § 212, prohibits the "powers of the directors of the company being exercised in a manner oppressive to … any of the members", further demonstrating no right to restrain their shareholders, due to that anti-oppression statute, meant to protect the most vulnerable shareholders in Irish companies (minority shareholders) from being overpowered by the "powers of the directors".  BHG wrote the Company's board of directors, and the Company's chosen inspector of elections, Broadridge, Inc., multiple times leading up to the August 13, 2021, annual general meeting, informing them their meeting would require the exercise of shareholder rights to be legitimate (they are not allowed to run a democracy just as fraudulent as their financial statements), when their injunction prohibited the very actions of voting, submitting director nominations, and shareholder proposals, with that shareholder injunction enforceable against "any person or entity" that the directors wished to, at their discretion, prejudicially and arbitrarily label as "acting in concert", whether "directly or indirectly", with the shareholder injunction then coercing and oppressing every shareholder under the sun holding Mallinckrodt Plc. common stock.  The Company, even after admitting, in a private August 2, 2021, letter to BHG, that shareholder rights were protected "subject to the Companies Act 2014 of Ireland and the Memorandum and Articles of Association of Mallinckrodt plc", continued to remain in possession of their illegally infringing shareholder injunction.  The Company resorts to the shallow argument that BHG is not willing to endure more harassment in the bankruptcy court, claiming it is "noteworthy" BHG has not forced the Company's fiduciaries' hand to not illegally infringe on shareholder rights they admit are fully protected by, and not to be obstructed under, Irish law and the Company's Articles of Association.  It is not the obligation of any shareholders to ensure the legal conduct of Company fiduciaries, as I am utmost sure the Commission will agree.

  Electoral Fraud - The Company, at their August 13, 2021, shareholder meeting, committed textbook "electoral fraud" via "intimidation", even according to the broad consensus of Wikipedia.1  While possessing a restraining order that threatened shareholders with an ultimate possible consequence of being jailed (as part of contempt proceedings) if shareholders exercised the shareholder rights that the Company admitted were "subject to" protection, the directors being able to hold any shareholder in contempt of court upon a mere arbitrary labelling as "acting in concert", the Company "solicited" shareholders to exercise those very rights that allowed the directors of the Company to hold shareholders in contempt of court (voting, submitting director nominations, and submitting shareholder proposals), in a textbook booby-trap.  BHG wrote the Company's board of directors extensively leading up to the meeting, informing them their restraining order was the Company's directors' fatal tampering and manufacturing of the election outcome before ballots were even sent to shareholders (leaving off, and effectively tossing out, would-be submitted shareholder proposals and director nominations), yet the Company's fiduciaries continued to remain in possession of their illegally-infringing shareholder injunction restricting all Company-admitted shareholder rights, enforceable against any shareholder they wished to hold in contempt of court, even after they admitted in that August 2, 2021, letter to BHG they were aware that shareholder rights were protected and "subject to the Companies Act 2014 of Ireland and the Memorandum and Articles of Association of Mallinckrodt plc".  Broadridge, the Company's inspector of elections, was notified of the electoral fraud at hand by BHG (that e-mail annexed as Exhibit A), but refused to recuse themselves from certifying the election, resorting that they would refrain from "opin[ing]" on the matters, even according to Broadridge Inc. Deputy General Counsel Laura Matlin (her response also seen within the e-mail annexed as Exhibit A).  Broadridge, very simply, conspired with the Company's directors' to commit "electoral fraud".  Reasonable minds already will wonder, as does BHG already, what extra "material benefit" Broadridge received from the Company's directors/management to certify an election they entirely knew to be tampered in a way that was even labeled on Wikipedia as constituting "electoral fraud".  BHG was asked by shareholders numerous times whether the exercise of shareholder rights (voting, director nominations, and shareholder proposals) was permitted, when we were required to respond that BHG's counsel advised that the shareholder injunction prohibited all acts of exercising shareholder rights, that the injunction was entirely applicable (due to its extremely broad wording of "any person or entity") against any possible shareholder (leaving them possibly being held in contempt of court).  With any other answer to shareholders asking whether or not they were allowed to exercise their shareholder rights, given that the shareholder injunction was enforceable against any possible shareholder, BHG could have been held in contempt - as could have any shareholder - for "instigating" any voting, submission of director nominations, or shareholder proposals.  Shareholders also asked BHG (and I have numerous shareholders to testify this is true) if they could nominate myself and others selected by BHG as directors, for which we were required to tell them that such an action, according to our legal counsel, would violate the shareholder injunction, if any shareholder were to engage in such a prohibited action of "nominat[ing]" that the shareholder injunction clearly prohibited, given that "any person or entity" could be arbitrarily labeled as "acting in concert", "directly or indirectly", by the Company's directors.  Very simply, the Company's board and management entirely confused and threatened their democratic constituency ("any person or entity") with contempt of court, in the event of exercising democratic rights.  Never, in a democracy, should there ever be a restraining order (again, against "any person or entity") prohibiting "elect[ing]", "nominat[ing]", and submitting shareholder proposals, or else you are looking at textbook "electoral fraud" via "intimidation", and this Company's management and board only have themselves to blame for that.  Prisoners can even vote in the United States, and this Company's board of directors wished to hold "any person or entity" in contempt of court, if they exercised Company-admitted shareholder rights, merely because this Company's directors wished to hold their board seats (and the Company) hostage.  You cannot certify an election where the ballots are prohibited from even being sent in (through a formal shareholder injunction), with a threat of being possibly jailed (as part of contempt proceedings), if a shareholder (remember, "any person or entity") exercises their Company-admitted legally protected rights.  If that is truly Broadridge's "faithful execut[ion]" of duties as inspector of elections, the Commission needs to investigate how widespread Broadridge is certifying tampered elections, for which they are putting the integrity of the financial markets entirely at risk.  It is then time that corporate election auditors become fully regulated, as much as financial auditors.  Certifying election results interfered with in such a way (again, even "electoral fraud", according to Wikipedia) just because Broadridge tallied the received ballots, is the equivalent of Arthur Andersen's "faithful execution" of duties as a financial auditor for Enron, certifying a management-provided balance sheet merely because the assets, minus the liabilities, equaled the stated shareholder's equity line; that is reckless certification and no regard to ethical production of results being put forth for certification, putting it nicely.  The financials of Enron were manipulated before Enron management even provided a balance sheet to Arthur Andersen for certification, the same as this Company's board of directors and management already tampered the ballots (leaving off shareholder proposals and director nominations) before the ballots were even sent out, with this Company's directors also taking their electoral tampering one step further and prohibiting "any act" to "elect", "remove", and "replace" directors of the Company, leaving ballots prohibited from being submitted/returned for counting; such interference in results before the votes can even be tallied is uncertifiable results, just the same as Enron's manipulation of their accounting records.  Again, numerous shareholders asked BHG if they could submit director nominations, for which we had to tell them we were told no, but that they should seek legal advice, which already sets the stage that shareholders were "intimidated" ("electoral fraud", even according to Wikipedia) from exercising their shareholder rights due to an active shareholder injunction enforceable against, remember, "any person or entity".  Broadridge was given an opportunity to put ethics before ill-gotten financial gains, they failed to, and they not only conspired with this Company's directors to commit electoral fraud, but certified the results of the fraud to be legitimate.  Broadridge should be held accountable for conspiracy to commit fraud; their actions were reprehensible and entirely damaged the reputation of corporate election integrity in the United States.  This is the very case that will cause the investing public to lose faith in the stock market.

1"Electoral Fraud" via "Intimidation":  https://en.wikipedia.org/wiki/Electoral_fraud#Intimidation

  Insider Trading on Undisclosed, Material Inside Information by Directors and Officers - To begin, the insider trading on undisclosed, material inside information began upon a corporate resolution as invalidly resolved/passed as the Company's resolution to enter chapter 11 proceedings (which was, beyond an invalidly-passed resolution, also in preliminary evasion of the Companies Act of 2014, § 1111), whereby the Company's directors "waived" the Company's compensation plan's director and executive officer ongoing equity ownership "requirements" (not a "guideline", which, might I add, not one director or executive officer was in compliance with pre-petition) on November 3, 2020.  The Company admitted, in their September 17, 2021, letter to BHG, the "benefit" to waiving that compensation policy, to allow directors and officers to sell their shares (a very material "benefit" of directors and officers, at will, then being allowed to collect hard currency from public market participants for the divesture of any equity interests which they retained/owned), which would require the directors' recusal (and a subsequent full poll of the shareholders to affirm the quantitative, concrete "interests of the Company" on such a resolution, via a poll of the ultimate voting constituency, the shareholders) on voting themselves to pass such a resolution, given the underlying "material benefit" to directors as part of that resolution, pursuant to the Company's Articles of Association, § 91.  Nevertheless, the Company's board, despite that requirement that they recuse themselves from passing such a resolution by a mere vote of the directors, given the underlying "material benefit" of the resolution for directors, voted to resolve the approval of the resolution with a mere vote amongst themselves, without the required poll of shareholders to quantitatively affirm that shareholders wished to pass such a resolution to allow fiduciaries to be free to entirely abandon material alignment with shareholder interests, at will, and trigger such a "material benefit" for their fiduciaries.  The Company invalidly "approved" (by a mere vote of the directors attempting such a "material benefit" for themselves) the resolution to waive that ongoing equity retention requirement on November 3, 2020, then dumping hundreds of thousands of shares onto public market participants without the knowledge that directors were entirely departing from their material alignment with shareholder interests (and would be free to dump their shares on the market, at will, causing a sudden, drastic supply-demand change) from November 6, 2020, to November 16, 2020, which is very likely the primary cause for the Company's stock to drop nearly ~30% over that short time period.  Very simply, this Company's insiders preyed on unsuspecting public market participants that they left in the dark.  Those trades are firmly logged in Form 4 filings with the Commission.  The largest offender of insider trading on the undisclosed information was, by far, Mark Trudeau, present Chief Executive Officer, and an acting director, though (as detailed in the next paragraph), re-appointed to the board after dismissal by shareholders through a just-as-invalidly passed resolution, leaving him ever fallaciously holding his board seat as if it is genuinely his.  The Company's directors and management then, during hearings on the possible appointment of an official equity committee during the pending chapter 11 proceedings, never disclosed that they had waived the very policy that ensured their material alignment with shareholder interests, as they contended that they were aligned with shareholder interests enough to not warrant an official equity committee.  The Company's board and management also never disclosed their decision at that November 3, 2020, board meeting, in an 8-K filing prior to trading on the information, and not even - 4 months later - in the 10-K filing on March 10, 2021 (coincidentally, the same day that BHG filed its second 13D with the Commission, demanding a call with the full board present within 48 hours for explanation of their actions).2  Days after the initial 10-K filing of the Company on March 10, 2021, after the Company sued BHG in the bankruptcy court for being "misleading" when stating that their accounting was entirely contradictory and a total sham, BHG testified before the bankruptcy court, outlining the numerous instances of violations and misconduct by the board of directors and management, contending that it was far from "irreparable harm" to hold a shareholder meeting to replace the so obviously bad actors, who could not even follow corporate governance rules, let alone Irish law, and were peddling multiple statements of financials even then.  At that hearing, BHG particularly verbally hammered the broad, large, sudden divestures of directors and officers, when those directors and officers were already far incompliant with ongoing equity ownership minimum "requirements" (again, not a guideline) to begin with.  The Company continues to mislead investors with use of the word "guideline", as they did in the Company's September 17, 2021, private letter to BHG, when they are far from a soft "guideline", and a firm "requirement".  Suspiciously, days after that hearing where BHG made such note of the insider sales occurring from November 6 to November 16, 2020, the Company filed a 10-K amendment on April 19, 2021, after apparently being compelled to disclosure, when they buried a statement in that 10-K amendment filing that they had waived ongoing equity ownership requirements for the Company's board and management on November 3, 2020.3 They had already traded on that very material fact, which would cause any market participant to question whether they would wish to accumulate the Company's shares (in light of directors and officers not even wishing to hold their own shares), trading on the information already approximately 5 months earlier; textbook, insider-admitted trading on undisclosed information, with the facts laid on a silver platter by those committing the offense.  The few directors who did not trade on the inside information (clearly, knowing the acts of their fellow directors were illegal) continue to stand by their fellow insider trading offenders, seemingly condoning the illegal acts of their fellow directors, also just as seemingly complicit in the Company continuing to peddle multiple statements of financials and liability probabilities, differing both publicly and privately.  Very simply, those directors remaining on the board are seemingly conspiring to commit all other acts of fraud detailed herein, even if they did not engage in the insider trading on that undisclosed information.

2 March 10, 2021, initial 10-K filing with the Commission, failing to disclose November 3, 2021, board decision to waive ongoing equity ownership requirements of compensation plan, having already traded on the information 4 months before:  https://www.sec.gov/ix?doc=/Archives/edgar/data/1567892/000156789221000011/mnk-20201225.htm

3 April 19, 2021, amended 10-K filing with belated disclosure of November 3, 2021, board decision concealed by insiders for 5 months, after already having traded on the material information only known by insiders:  https://www.sec.gov/ix?doc=/Archives/edgar/data/1567892/000156789221000016/mnk-20201225.htm

Directors and Officers having engaged in insider trading on the undisclosed information:  Mark C. Trudeau (Largest Offender), Anne C. Whitaker, Kneeland Youngblood, Ian J. Watkins, Russell C. Angus, David R. Carlucci, David Y. Norton, Mark J. Casey (Chief Legal Officer), J. Martin Carroll, and Carlos V. Paya, M.D., Ph.D.

  Proxy Fraud - Where to start, for this one…  In the Company's July 2, 2021, proxy statement filing (for the tampered August 13, 2021, annual general meeting), the Company's directors never disclosed (in demonstration of absolute guilt, knowing their shareholder injunction/restraining order was in violation of the Companies Act of 2014, § 212, prohibiting minority shareholder oppression) that they were in possession of a restraining order that would allow them to hold any shareholder in contempt of court (remember, "any person or entity") if they acted on the solicitations of the Company's board and management to exercise the Company-admitted, yet prohibited, rights to vote, submit director nominations, submit shareholder proposals, etc.  It is quite a material fact to disclose that any shareholder ("any person or entity") could be arbitrarily and prejudicially labeled by the Company's directors, at their discretion, as "acting in concert", "directly or indirectly", and held in contempt of court if they exercised their shareholder rights as "solicited" (sarcasm) by the Company's directors in their July 2, 2021, proxy statement.  The Company, further, did not disclose that their restraining order would artificially skew the voting results (provided, shareholders did not freely exercise their Company-admitted right to vote), and would result in a manufactured outcome of no new directors possibly being instituted (as I said, I can name numerous shareholders who wished to submit director nominations, including myself, but they were too fearful of being held in contempt of court to exercise that Company-admitted shareholder right of nominating directors).  The Company, further, falsely stated that they were accepting director nominations; far from it.  The Company, further, materially misrepresented their compensation plan as being comparable to a peer group, when not one compensation plan in the peer group had an all-cash compensation plan.  The Company's compensation plan is, in fact, not comparable, even in the very foundational aspect of compensation structure.  The Company's directors, again, preyed on the average public market participant not even knowing how to, and where to find the information to, compare the Company's compensation plan to that of the peer group.  They fail to disclose and lie at every turn.

Despite the Company's directors' electoral fraud and forcible attempt to tamper and skew the voting results at the August 13, 2021, annual general meeting of the Company, the board of directors was entirely dismissed in a landslide vote of the shareholders, though shareholders continue to be barred from exercising those Company-admitted shareholder rights to replace the skeleton, interim directors.  Within the Company's board-approved proxy statement filing, it was clearly stated that "incumbent directors who do not receive a majority of the votes cast at the Annual General Meeting are not re-elected to the Board, and immediately following the Annual General Meeting, will no longer be members of the Board."4  Despite the Company's directors' acknowledged understanding that dismissed directors would be required to vacate office and would "no longer be members of the board", Joann A. Reed and Carlos V. Paya, as also-dismissed, interim, placeholder directors, continued (and continue) to hold shareholders hostage from exercising their Company-admitted shareholder rights to replace them with "elected" "successors" (as outlined in the Company's proxy statement).  Not only did they continue holding shareholders hostage from exercising Company-admitted shareholder rights to replace them, but ran an effectively mirror resolution (for reappointment of incumbent directors to the board) to the initial resolution that resulted in shareholders deciding to dismiss all incumbent directors from office, whereby those interim directors defied/overrode the voting results (the "interests of the Company") and reinstated all fellow, also-dismissed directors back to their seats, through a mere vote of the two also-dismissed, skeleton board members, whom were told that their business judgment was not even trusted enough to remain in office (through being told by shareholders to vacate office).  The directors invalidly passed that resolution moments after having ended the shareholder meeting, in a separate follow-on meeting of the directors, because they did not like the answer of shareholders in the shareholder meeting and wished to override the quantified "interests of the Company" through a landslide vote.  That is, despite the Company's Articles of Association, § 91, stating that "a Director shall not vote at a meeting of the Directors … on any resolution concerning a matter in which … may conflict with the interests of the Company," when a vote of the full shareholder base to quantitatively affirm the interests of the full voting constituency (the shareholders) would be required to pass such a resolution.  Very simply, a resolution just voted on by shareholders, which quantitatively defined the "interests of the Company" were against any directors remaining a part of the board or engaging any further business judgment on behalf of the Company, being ran a second time for a mere vote of the interim directors, because they did not get the voting results (from shareholders, the first time they ran the resolution) they intended to manufacture/produce through their electoral fraud and tampering, more than "may conflict with the interests of the Company".  The Company's directors and management intentionally violate rules, laws and demonstrate a firm inability to ethically act as fiduciaries at nearly every junction.  It should be noted how confused this Company's directors and lawyers are, given that, after having already admitted shareholder rights are protected and "subject to the Companies Act 2014 of Ireland and the Memorandum and Articles of Association of Mallinckrodt plc", and even after they solicited shareholders to exercise those shareholder rights for the August 13, 2021, shareholder meeting, they refer to shareholders engaging admittedly protected shareholder rights as "unlawful disruption" to their scheme of defrauding every stakeholder in the reorganization (fraudulent statements of financials and liabilities harm every stakeholder, far beyond shareholders).  How can the exercise of rights preserved and protected under the laws of Ireland and the Company's corporate governance rules be "unlawful", especially when the Company is soliciting shareholders to engage and exercise those rights?  The corrupted lip service of this Company's lawyers, in an attempt to perpetrate the Company's directors' illegal infringing on shareholder rights, that they already admitted are protected under Irish law and the Company's corporate governance documents, is truly astonishing and appalling.  Lawyers, as stewards of the law, have an obligation to not assist their clients in illegal conduct, and this Company's lawyers are equally culpable through their perpetration of the fraud and illegal conduct at hand, "acting in concert" far more than the dissident shareholders puzzlingly labeled as "adversaries" by this Company's directors and management, to commit fraud via false statements of financials (again, they get to pick which statements of financials and liability probabilities were false; that is a "pick your poison" situation), conspiring to commit electoral fraud, and otherwise.

4 July 2, 2021, proxy statement, page 11:  https://www.sec.gov/Archives/edgar/data/1567892/000119312521207066/d180940ddef14a.htm

Very simply, the Company's board of directors and management, its lawyers at Latham & Watkins and Arthur Cox, Broadridge, and Deloitte & Touche, are all perpetrating numerous instances of fraud (including insider trading of fiduciaries), through collective efforts, and standing behind this utmost corrupt board of directors and management initiating it.  This case requires immediate intervention by the Commission, and an example to be made that main street investors will not be exploited in the United States, no matter the issues at hand of a Company (politics must be put aside, as I am sure you all will agree).  It also needs to be made an example that those "acting in concert" (to repeat the Company's favorite words) to commit fraud (even election auditors) will be held accountable for putting ill-gotten financial gains ahead of ethics and the law, where it entirely puts the integrity of the financial markets at stake and victimizes public market participants more than the corruptness of this Company's board of directors already has.  Before this case entirely destroys the credibility and integrity of United States financial markets, it must be put to a halt, and immediately.

BHG greatly looks forward to immediate intervention by the Commission and is more than willing to assist in any way that we can through that process.  BHG believes the Commission will agree with our opinion that it would be utmost wise of the Commission to initiate the immediate collection of hard evidence from all conspirators in the fraud being committed in this case (including evidence as to whether this Company's liabilities contingent on allegations of criminal conduct under the oversight of present leadership, is "probable" or not, as they continue to straddle both sides of that fence), before this Company's directors and management further attempt covering up the truth and work to create as many "versions" of reality as fictitious as their wildly varying statements of financials and liability probabilities.

Very Truly Yours,

Alexander Parker

Senior Managing Director

The Buxton Helmsley Group, Inc.

Parker, Alexander E.

From:	Matlin, Laura x28087 <Laura.Matlin@broadridge.com>
Sent:	Friday, July 16, 2021 9:31 AM
To:	Parker, Alexander E.
Subject:	FW: Mallinckrodt Plc. 2021 Annual General Meeting - For Urgent Review
Attachments:	6B - MNK_directorletter - 6 - Complete.pdf

Sensitivity:	Confidential

Mr. Parker,

This is to confirm we are in receipt of your letter dated July 7, 2021 to Broadridge and the Board of Mallinckrodt Plc. As you note, Broadridge is providing the Inspector of Elections for the meeting in question. The Inspector of Elections has taken an oath to faithfully execute the duties of Inspector of Election with strict impartiality and to the best of her/his abilities. This is limited to determining quorum and counting the votes cast and proxies presented prior to and at the meeting and reporting the results for each proposal on the meeting agenda. Your letter raises issues relating to the relationship of the shareholders and the company that are outside our scope of responsibility and we are not in a position to opine on those matters.

Sincerely, Laura Matlin

Laura Matlin | Interim General Counsel | Broadridge Financial Solutions, Inc.

2 Gateway Center | Newark, NJ 07102 | USA | p +1 201‐714‐8087

broadridge.com

From: Parker, Alexander <alexander.parker@buxtonhelmsley.com>

Sent: Wednesday, July 7, 2021 10:37:02 PM

To: Daly, Richard x25454 <RichDaly@broadridge.com>; Perry, Chris x31449 <Chris.Perry@broadridge.com>; Gokey, Tim x25462 <Tim.Gokey@Broadridge.com>

Subject: Mallinckrodt Plc. 2021 Annual General Meeting ‐ For Urgent Review

EXTERNAL EMAIL

Messrs. Daly, Perry, and Gokey:

Please see the attached correspondence regarding your involvement in the certification of the Mallinckrodt Plc. (the "Company") 2021 Annual General Meeting, for urgent review. This letter was separately sent to the Company's board of directors and Ireland's Office of the Director of Corporate Enforcement, who already has an open case file on the Company.

If you should have any questions, please feel free to reach out.

Most Sincerely,

Alexander Parker

Alexander E. Parker

Senior Managing Director | The Buxton Helmsley Group, Inc.

As seen in Forbes, Wall Street Journal and American Express publications

1

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Learn more about Buxton Helmsley: BuxtonHelmsley.com | LinkedIn

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New York Headquarters	Mr. Alexander E. Parker
1185 Avenue of the Americas, Floor 3	Senior Managing Director
New York, N.Y. 10036	E. alexander.parker@buxtonhelmsley.com
T. +1 (212) 951-1530
F. +1 (212) 641-4349

VIA REGISTERED U.S. POSTAL MAIL AND ELECTRONIC MAIL
richard.daly@broadridge.com; chris.perry@broadridge.com; tim.gokey@broadridge.com; shareholder@broadridge.com; board.directors@mnk.com; info@odce.ie; marian_lynch@odce.ie; xana_mccarthy@odce.ie; suzanne_gunne@odce.ie; ian_drennan@odce.ie;

July 7, 2021

Broadridge, Inc.	Mr. Richard Daly, Executive Chairman
1155 Long Island Avenue	Mr. Chris Perry, President
Edgewood, N.Y. 11717	Mr. Tim Gokey, Chief Executive Officer

Board of Directors - All Members	Mr. Angus Russell, Chairman
Mallinckrodt Plc.	Mr. Mark Trudeau, Director
53 Frontage Road, Shelbourne Building	Mr. David Carlucci, Director
Hampton, N.J. 08827	Mr. J. Martin Carroll, Director
Mr. Paul R. Carter, Director
Mr. David Norton, Director
Ms. Anne C. Whitaker, Director
Ms. Joann Reed, Director
Mr. Kneeland Youngblood, Director
Mr. Carlos V. Paya, M.D., Ph. D., Director

Office of the Director of Corporate Enforcement	Ms. Marian Lynch
16 Parnell Square	Ms. Xana McCarthy, Investigator
Dublin 1	Ms. Suzanne Gunne, Enforcement Lawyer
D01 W5C2, Ireland	Mr. Ian Drennan, Director of Corporate Enforcement

Re:  Notice of Election Rigging by Directors and Management - Mallinckrodt Plc. (2021 Annual General Meeting)

Broadridge, and Ladies and Gentlemen of the Board:

This letter is primarily being addressed to Broadridge, due to their retention as the trusted inspector of elections for the Mallinckrodt Plc. (the "Company") 2021 Annual General Meeting.  This letter is also being sent to Ireland's Office of Director of Corporate Enforcement, to add to their continued, growing investigation case file on the Company.  In short, I am absolutely appalled and revolted that you, the board of directors (the "Board") of this Company, would even attempt certification of this election, its proposals, and its possible results as anything even near certifiable or a fair and genuine democratic process initiated by this Board.

While I know you, the Board, are only holding this meeting because you know you are obliged to under the Companies Act of 2014 (the "Act"), § 175 (statutorily mandating annual general meetings be held no further than 15 months apart, with the scheduled August 13, 2021 shareholder meeting being exactly 15 months since the last), I very much doubt that you told Broadridge, at the time you engaged them to hold such an important title as inspector of elections, that you filed for and were granted an actual restraining order (yes, Broadridge, a formal restraining order issued by a court) to allow yourselves (fiduciaries of this Company) to hold all of your dissident shareholders (you lumped the entire dissident shareholder base under the enclosed injunction, as can be seen in the highlighted part of Exhibit A, § 6) in literal contempt of court if they attempt to displace/remove yourselves, submit shareholder proposals to nominate new directors, submit shareholder proposals to remove/dismiss any of you, submit any other matters to be acted on by shareholders, etc.

You, the Board, did not disclose to the court that, after you would attempt to block (and successfully blocked) your entire shareholder base from calling a shareholder meeting (directly your words, "to  enjoin the shareholder meeting") because it would cause such "irreparable harm" (again, your words, not mine), that you would then turn around and attempt to hold such a tampered democratic election (much sarcasm) under such iniquitous pretenses and attempt to certify its results as legitimate, once you already made it illegal for your shareholders to displace directors (vote against them), nominate alternatives, etc., rigging the meeting and its election results before it even began.  Never have I seen a case where a court has allowed a company to block a shareholder meeting, then allow them to run a rigged election (where shareholders are only legally allowed to vote for directors, and not against them, or otherwise be held in contempt of court) and allow them to falsely certify the election as legitimate re-election of directors.  To say your scheme is a sham, is an understatement.

You think you have a certifiable election when you make it illegal for your entire dissenting shareholder base to displace you, with an ultimate possible consequence of having them thrown in jail (as a possible result of being held in contempt of court) if they do?  You, our Board, obtained the enclosed/referenced injunctive order in a foreign court (a U.S. court, not versed in Irish law) because it was completely illegal in your country of incorporation (the Act, § 212 explicitly prohibits and deems minority shareholder oppression by the directors to be illegal, with no exception).  In Re Colonia Insurance (Ireland) Ltd [2005] 1 IR 497, the High Court of Ireland also explicitly prohibits coercion of stakeholders as part of the origination of and bringing forth a "scheme of arrangement" for potential sanctioning by the High Court of Ireland, making any element of coercion a criterion for immediate disqualification of any such proposed "scheme", yet you continue to spend millions per month on a reorganization attempt you know is already entirely invalid, and then attempt what would be an entirely invalid election to renew your directorships as well...  You coerced far beyond The Buxton Helmsley Group, Inc. (hereinafter, "BHG") with your injunctive order, so do not make another desperate claim that your injunctive order was to stop only BHG's actions to "frustrate" your reorganization process that is fraught with violations of Irish law.  The fact that you settled on the injunction shows that your claims against BHG were a mere façade of your actual intentions/motives with your "adversary" suit initiated to restrain your entire shareholder base (far beyond BHG).  You used BHG as a scapegoat to put forth a hidden agenda.  Your goal of coercing and literally restraining all opposing shareholders could not be clearer with your enclosed, purposely vague injunctive order, and especially when you see Section 6 of that injunctive order (again, included as Exhibit A).  Your injunctive order against your dissident shareholders covers genuine, lawful acts by the directors, but BHG has the right to speak up about such a dishonest attempt by the Company, its directors, and management, to knowingly attempt the certification of such a completely rigged election.  If you hold some sham of an election at this point, do not mislead people that it is some legitimate democratic process, as it is not.

Off the bat, given the restraining order included as Exhibit A, your proposed voting ballot is automatically invalid, since you precluded your shareholders (far beyond just BHG) from including absolutely any proposals (from Exhibit A, § 1(c), prohibiting proposition of "any matters to be acted upon by Mallinckrodt shareholders").  The ballot is completely invalid and uncertifiable, from the start.  Then, if you took a vote of the shareholders on the proposals that you did include, it is then further without question that your voting results are (again) uncertifiable, given you have led shareholders to now believe it is illegal to vote against you through your injunctive order coercing your constituency (Exhibit A, § 1(e), prohibiting "any action seeking to remove, replace, nominate, appoint, elect or interfere with the election of any directors or officers of any Debtor"), threatening to ultimately, possibly send any violating shareholders to - again - the actual "clink" (a possible consequence of someone being held in contempt of court).  You have incurably influenced your election through irreversible coercion to ensure you retain your positions and have entirely disrupted the democratic processes as such.  To represent your attempted "democratic process" of an election now as genuine is absolutely, entirely fallacious.  Your influence and coercion is entirely fatal to the legitimacy of any election.  As I identify in my last letter to the Board, while you characterized your injunctive order as a "consent" order, "consent" under coercion is not "consent" (again, refer to my example of a streetside robbery) - you are the misleading ones when you represent "consent" under duress as such.  Beyond that "consent" issue, you lumped the entire shareholder base under the injunction, yet no other shareholders "consented" to the injunction, yet you have filed with a court that all dissident shareholders (acting in "concert") are covered under the injunction, and so that is now what your shareholders believe (that is, those who even know about the injunction, as shareholders were not properly served a copy of it).  It is now too late to make any modification of the order or to attempt clarity, as you have already endlessly confused, frightened, and mislead your shareholder base.  You do not think that your shareholders now believe that if they were to somehow vote you out, that you would not initiate litigation against those "adversaries" (how you classified BHG in your "adversary complaint") that voted against you?

I will add, if BHG's established 13D group, and those who are like-minded, but not a part of that official group (yet, acting in "concert", so therefore governed under the enclosed injunctive order), were able to put forth clearer resolutions to be acted upon (given, that the shareholder base of the Company, now an OTC security, is not institutional dominantly, and therefore less sophisticated), you undeniably could get a completely different result.  You also could undeniably get a completely different result if those shareholders in BHG's established 13D group, and those who are like-minded, but not a part of that official group (yet, acting in "concert", so therefore governed under the enclosed injunctive order) were not precluded from including a proposal to not only dismiss directors one-by-one, but all directors for cause with immediate replacement as of the time of the shareholder meeting (as BHG originally intended).  You have purposely altered/precluded resolutions from being brought forth, and therefore have restricted the voice of your shareholders to undeniably limit the possible results of your "election" in your favor (the fact that shareholders could not submit a proposal to dismiss all directors for cause is proof).

You are in no position to hold absolutely any certified election at all, given your coercion of those whom you have a fiduciary duty to, and active restraining orders against them to ensure you remain in your positions.  Even if you lift that injunctive order today, your annual general meeting is invalid, given your restraining order prohibited your entire constituency from including numerous types of proposals, that could have provided clearer avenues to achieving the goals of this shareholder base (if, that is, we were able to voice ourselves, which we have been muzzled from doing).  Even if you, our Board, removed the restraining order, and resubmitted a proposed ballot with shareholder proposals you previously precluded from being submitted by shareholders, you still have a completely uncertifiable election, given your already-committed coercion of your constituency, which there is no way to certify will not have skewed voting results thereafter as a result of the fear you have instilled into and the forceful manipulation of those you have a fiduciary duty to.  While not being able to hold an annual general meeting will render you in complete violation of the Act, §175, that is no one's fault but your own.  Your attempt to hold this annual general meeting with a vote of the shareholders is your further admission that you have no right to strip the rights and voice of your shareholders throughout this reorganization you are attempting, yet you already have with your injunctive order.  Again, you have stripped the rights of shareholders far beyond BHG with your injunctive order, so do not claim for one second it was because of your absolutely desperate allegations against BHG for speaking up about your numerous violations of Irish law and our corporate governance rules, and BHG being forced to take matters into their own hands because this Board refused to speak with their shareholders (even before filing your Chapter 11 petition, BHG had communicated with the Board, and received no response).  You, our Board, are attempting to enter an election cycle as if you are the leaders of China or North Korea, and I think if you ask the High Court of Ireland or the Office of Director of Corporate Enforcement in Ireland (again, who is already investigating you), you do not have the right to turn this company into such a virtual oligarchy.

Let me be clear that, while you cannot hold an annual general meeting because it would be completely invalid and uncertifiable at this point due to your already committed, incurable violations of Irish law, I am not telling you, the Board, to leave.  In fact, BHG and its clients are of the position (now, that you have been so hostile with your shareholders) that we think it would be best you stay in place, as we believe you need to defend your actions before the High Court of Ireland as to what you have done in the United States behind Ireland's back.  BHG refuses to make any attempt to displace you (including, voting against directors) before you get your chance to face the "music" that you "composed" at your own free will with your endless, and growing, violations of law and your fiduciary duties.  As much as we know the injunctive order in place against shareholders is illegal under the Act, § 212 (prohibiting the oppression of minority shareholder interests/rights, with no exception), we are going to respect the order and abide by it by not voting you out.  You have, however, coerced BHG into not speaking with other shareholders (it would be too risky, given the injunction) to inform them that they are not legally allowed to vote against directors, so you kind of shot yourself in the foot there (a way BHG could have helped you stay in place, actually).

BHG sees no other possible option but for the Company to file a motion with the U.S. District of Delaware Bankruptcy Court, to give it some excuse to further flout Irish law (now, the Act, § 175, though there is no exemption/exception, just like the Act's § 212, prohibiting minority shareholder oppression), but we simply cannot rest silent without speaking up (though, after this letter, we have said all that we need to for the remainder of this Chapter 11 case) about this Company's attempt to certify the authenticity of a knowingly deceptive/untrue election, as though its results (and, from the start, its ballot) were not intimately interfered with and manipulated as a result of the Company's already previous flouting of the Act, § 212, and that any results would be certifiable as some genuine, freely democratic process initiated by this Board.  It is legally impossible to maintain compliance with the Act, § 175 (requiring democratic annual meetings/elections being held no further than 15 months apart, with no exception), when you already have such incurable violations of the Act, § 212 (explicitly prohibiting the oppression of minority shareholder interests/rights, with no exception).  The only reason any of your claims in your "adversary complaint" against BHG even exist, are because of your defiance to merely even speak with your shareholder base, whom you never lose your fiduciary duty to (see Systems Building Services Group Limited [2020], where the High Court of Ireland ruled that directors' fiduciary duties to all stakeholders in the capital structure survive even absolute insolvency).

As a few critical points for the Board (and Broadridge) to be aware of as great issue within your proxy statement filing on Friday, July 2, 2021 (the "Proxy Filing"):

1. You, the Board, admitted guilt in violating our ongoing equity retention requirements, by stating in the Proxy Filing that "on November 3, 2020, the Board of Directors waived compliance with the stock ownership guidelines for the duration of the Chapter 11 Cases."  First, you misrepresent those corporate governance rules cited in that sentence from the proxy statement you just filed as a "guideline", when they are not a guideline, but a firm "requirement" in the compensation plan rules you agreed to adhere to.  You affirm they are a requirement in the previous sentence, yet you use "guideline" in the next sentence.  Those two words are far from the same, and completely contradictory (with completely different meanings), in an attempt to further cover up your mess.  You want to talk about an inaccurate and misleading proxy statement?  You also do not disclose that not one director or officer was compliant with those ongoing equity retention "requirements" as of the time of Chapter 11 filing (October 12, 2020, which is nearly a month before you "waived" your obligations), and far before that for nearly all of you.  You did all the work in proving that violation yourselves, with an explicit, textual admission.  Just when I do not think you could dig your hole deeper, you do it yet again.  Shareholders would, further, likely think quite differently of you if they had the whole story, that not one of you were in compliance with those "requirements" well before you "waived" them for your personal convenience (very few non-institutional investors know what a Form 4 is, let alone how to read one, and you all are preying on that).

2. You do not disclose in the Proxy Filing that numerous types of shareholder proposals were precluded from being included as a result of the injunctive order against your entire dissident shareholder base (you made it clear you would have served any shareholder with that order if they attempted to include a proposal, such as dismissing all directors for cause, to replace them at the shareholder meeting, with your reliance on Exhibit A, § 6).  You, further, do not even disclose the injunctive order itself, that it even exists, and its possible effects on the outcome of any election being had.

3. You state on page 23 of the Proxy Filing that "as provided in its charter, the Governance and Compliance Committee will consider nominations submitted by shareholders".  Are you joking?  You made it very clear you would not be accepting any proposals of nominations by any shareholder in the injunctive order (see Exhibit A, § 1(e), prohibiting "any action seeking to remove, replace, nominate, appoint, elect or interfere with the election of any directors or officers of any Debtor"), and would (with your injunctive order) hold shareholders in actual contempt of court if they submit nominations.  You, therefore, admit guilt in breaching our corporate charter.

4. On page 26 of the Proxy Filing, you state that "the Mallinckrodt Guide to Business Conduct prohibits any employee from retaliating against anyone for raising or helping to resolve an integrity question".  Again, are you joking?  You literally sued BHG for raising integrity questions, that you not only did not resolve, but refused to (and still refuse) to answer.  Not only did you sue BHG, but you labeled us an "adversary" for raising such issues/questions, when you are our elected fiduciaries that are legally obligated to report to us.  You do not disclose in the Proxy Filing that you breached your "Guide to Business Conduct" by suing those raising integrity questions.  Now, we are raising a major concern of integrity of this election (the ultimate pillar of the integrity of a democracy), yet - let me guess - you will retaliate again, in total violation of the "Guide to Business Conduct" you cited in the proxy statement?  I am not voting against your directors because I am not allowed to (no matter how illegal it is to bar me from doing so, under Irish law), but I can speak up that this election cannot be falsely certified as legitimate, as it is not.

5. On page 66 of the Proxy Filing, the Company states that "we are not aware of any reason why any of the nominees will not be able to serve if elected".  Do I need to ask, again, are you joking?  Perhaps, they will not be able to serve, because you are attempting to run an inherently rigged, and therefore invalid, election.  Further, maybe they will not be able to serve because they will be disqualified as a result of oppressing their entire minority shareholder base in complete violation of the Act, § 212 (prohibiting "powers of the directors … being exercised in a manner oppressive to … any of the members)?  And there are numerous other reasons.  But, guess what… you do not disclose them.

This letter will be filed with the High Court of Ireland as evidence when the company opens a case there to attempt entering the Irish examinership process and/or approval of their completely invalid and illegal "scheme of arrangement".

Very Truly Yours,

Alexander Parker

Senior Managing Director

The Buxton Helmsley Group, Inc.